Exhibit 99.1

Corvus Gold Establishes Royalty Portfolio with Transaction of Two, and Option on a Third, Non-Core Alaskan Assets

TSX: KOR  OTCQX: CORVF

VANCOUVER, July 29, 2015 /CNW/ - Corvus Gold Inc. ("Corvus" or the "Company") - (TSX: KOR, OTCQX: CORVF) announces that its wholly owned Alaskan subsidiary, Raven Gold Alaska Inc. ("Raven"), has completed a transaction with Millrock Resources Inc. ("Millrock") on the Company's West Pogo and Goodpaster database projects in Alaska, which were considered to be non-core assets to Corvus.  The ownership position was sold for cash and Corvus retained net smelter return ("NSR") royalties, as further discussed below. Cash from the transaction will be used to fund ongoing exploration of the North Bullfrog project in Nevada.

The royalty interest will provide the initial assets for a new portfolio developed to provide potential future gold production interest to the Company.

A summary of the sale transactions are listed below:

•	Two projects included are the West Pogo project and the Goodpaster database.
•	Total cash component for the two assets totals USD $120,000.
•	For the West Pogo project, Corvus retained NSR royalty of 3% on precious metals and 1% on base metals with 1% of the precious metal royalty buy down for USD $2M and a further 1% for an additional USD $5M.
•	For the Goodpaster database, Corvus retained NSR royalty of 1% on all new claims acquired within the defined Area Of Interest (AOI) which totals some 1,500 square kilometres covering the largest gold producing District in Alaska. One half of the royalty can be purchased for USD $2M.

Additionally, Corvus has granted Millrock an exclusive right to enter into an option agreement for the purchase of its LMS project also in the Goodpaster Mining District of Alaska until September 1, 2015 (summary below):

•	Total cash component for the asset will total USD $775,000 over 5 years.
•	Corvus retained NSR royalty of 3% on precious metals and 1% on base metals with 1% of the precious metal royalty buy down for USD $4M.

Jeff Pontius, Corvus' CEO, stated: "The creation of a Corvus royalty portfolio signals an exciting value addition for our shareholders by not only providing immediate cash to the Company but also adding the potential for exposure to new discovery and production. A key aspect of this strategy is to establish a partnership with quality exploration groups like Millrock that have adequate funding and partnerships to make discoveries and bring them to account.  Although exciting exploration opportunities, the Alaskan projects are non-core assets for Corvus as we devote our full attention to the growing new Nevada high-grade, gold-silver discovery at North Bullfrog.  Corvus will continue to look for favorable opportunities to build its royalty portfolio while monetizing its non-core assets thus minimize dilution and provide long-term, low-risk discovery and production potential."

About the North Bullfrog Project, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 72 km² in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 865 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right.

The North Bullfrog project includes numerous prospective gold targets at various stages of exploration with four having NI 43-101 compliant mineral resources (Sierra Blanca, Jolly Jane, Mayflower and YellowJacket).   The project contains a measured mineral resource of 3.86 Mt at an average grade of 2.55 g/t gold and 19.70 g/t silver, containing 316.5k ounces of gold and 2,445k ounces of silver, an indicated mineral resource of 1.81 Mt at an average grade of 1.53 g/t gold, and 10.20 g/t silver, containing 89.1k ounces of gold and 593.6k ounces of silver and an inferred resource of 1.48 Mt at an average grade of 0.83 g/t gold and 4.26 g/t silver, containing 39.5k ounces of gold and 202.7k ounces of silver for oxide mill processing.  The mineral resource for the mill process was defined by WhittleTM optimization using all cost and recovery data and a breakeven cut-off grade of 0.52 g/t gold. In addition, the project contains a measured mineral resource of  0.3 Mt at an average grade of 0.25 g/t gold and 2.76 g/t silver, containing 2.4k ounces of gold and 26.6k ounces of silver, an indicated mineral resource of 22.86 Mt at an average grade of 0.30 g/t gold and 0.43 g/t silver, containing 220.5k ounces of gold and 316.1k ounces of silver and an inferred mineral resource of 176.3 Mt at an average grade of 0.19 g/t gold and 0.67 g/t silver, containing 1,077.4k ounces of gold and 3,799.2k ounces of silver for oxide, heap leach processing. The mineral resource for heap leach processing was defined by WhittleTM optimization using all cost and recovery data and a breakeven cut-off grade of 0.15 g/t.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that form the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by National Instrument 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at North Bullfrog was designed and supervised by Mark Reischman, Corvus Gold's Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to ALS Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assaying.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at North Bullfrog, Nevada.  In addition the Company controls a number of other North American exploration properties representing a spectrum of gold, silver and copper projects.  Corvus is committed to building shareholder value through new discoveries and the expansion of those discoveries to maximize share price leverage in a recovering gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
Chairman and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding potential exposure to additional exploration and production on the West Pogo and Goodpaster projects, Millrock having adequate funding and partnerships to make discoveries and bring them to account, Corvus' operating plans in the future, including the focus on the North Bullfrog project, future building of a royalty portfolio and monetizing non-core assets the potential for any mining or production at North Bullfrog are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company's 2014 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and the Company's United States public disclosure filings may be access via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

SOURCE Corvus Gold Inc.

%CIK: 0001507964

For further information: Ryan Ko, Investor Relations, Email: info@corvusgold.com, Phone: 1-844-638-3246 (toll free) or (604) 638-3246 / Fax: (604) 408-7499

CO: Corvus Gold Inc.

CNW 08:00e 29-JUL-15